UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2007

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

750 Lexington Avenue, New York, New York 10022

(Address of registrant’s principal executive office)

(212) 754-2233

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2007, the Board of Directors of Scientific Games Corporation (the “Company”) appointed J. Robert Kerrey as a director of the Company, with a term to commence on January 1, 2008.  Mr. Kerrey was designated by MacAndrews & Forbes Holdings Inc., the Company’s largest stockholder, pursuant to its rights under a stockholders’ agreement with the Company.  Under the terms of the stockholders’ agreement, MacAndrews & Forbes has the right to designate up to four (4) directors based on its level of share ownership.  Ronald O. Perelman, Barry F. Schwartz and Gerald J. Ford are the other members of the Board designated by MacAndrews & Forbes.

Mr. Kerrey has served as the President of The New School in New York City since January 2001.  From 1988 to 2000, he served as United States Senator from Nebraska.  During that period, he was a member of numerous congressionally-chartered commissions and Senate committees, including the Senate Finance and Appropriations Committees and the Senate Select Committee on Intelligence.  Prior to that time, he served as Governor of Nebraska from 1982 to 1987.  Mr. Kerrey also serves on the Board of Directors of Jones Apparel Group, Inc., Tenet Healthcare Corporation and Genworth Financial, Inc.

Mr. Kerrey is eligible to participate in all compensation plans applicable to non-employee members of the Board of Directors, as described in the Company’s 2007 Proxy Statement.  In accordance with the compensation program for non-employee directors, Mr. Kerrey will receive stock options for 50,000 shares upon joining the Board, which will have a five-year vesting schedule and an exercise price equal to the fair market value of the Company’s common stock at the time of grant.  Mr. Kerrey will also receive an annual retainer of $50,000, meeting fees of $2,000 for each Board and Committee meeting attended and an annual award of restricted stock units having a grant date value of $110,000 and a five-year vesting schedule (provided he satisfies the Board’s attendance requirements).

Mr. Kerrey has not yet been appointed to serve on any Committees of the Board of Directors.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year End.

On December 13, 2007, the Board of Directors of the Company adopted amendments to Sections 5.01, 5.02, 5.03 and 5.04 of the Amended and Restated Bylaws of the Company to expressly permit the issuance and transfer of uncertificated shares of the Company’s capital stock.  These amendments were adopted in connection with the recent amendments to Rule 4350(l) of The Nasdaq Stock Market, LLC, which requires Nasdaq-listed companies to have their listed securities eligible for the “Direct Registration System” by January 1, 2008.  The “Direct Registration System” allows investors to establish a “book-entry” position on the books of an issuer maintained by the issuer or its transfer agent and to transfer the investor’s securities electronically to broker-dealers in order to effect transactions without the use of physical stock certificates.

A copy of the Amended and Restated Bylaws of the Company is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

On December 13, 2007, the Board of Directors of the Company approved an extension of the Company’s existing stock repurchase program through December 31, 2008.  The program, originally announced in November 2006, was due to expire on December 31, 2007.  Under the program, the Company is authorized to repurchase, from time to time in the open market, shares of its outstanding common stock in an aggregate amount up to $200 million.  As of December 13, 2007, the Company has approximately $190.2 million remaining for purchases under the program.  Purchases are expected to be funded by cash flows from operations, borrowings, or a combination thereof.  The timing and amount of purchases will be determined by the Company’s management based on its evaluation of market conditions, share price and other factors.  The stock repurchase program may be suspended or discontinued at any time.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Scientific Games Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: December 14, 2007	By:	/s/ DeWayne E. Laird
		Name:	DeWayne E. Laird
		Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Scientific Games Corporation